Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Zhentao Gao, CEO	Mr. Crocker Coulson, President
Phone: +86-536-7363-688	Phone: +1-646-213-1915 (New York)
Email: yuhe7363688@163.com	Email: crocker.coulson@ccgir.com
www.yuhepoultry.com	www.ccgirasia.com
Mr. Graham Reed, Financial Writer
Email: graham.reed@ccgir.com

Yuhe International, Inc. CEO Announces Summary of
Operations and IR Plans

Weifang, Shandong Province, P.R.C. January 08, 2009 – Yuhe International Inc. (OTC BB: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today released a letter to shareholders from the company’s CEO, Mr. Zhentao Gao, outlining the Company’s immediate investor relations plan and establishing guidance for 2008 and 2009.

Dear Shareholders:

I am pleased to announce that Yuhe International Inc’s registration statement was declared effective on December 29, 2008. I would like to use this milestone in our development as a public company to review our progress over the past few months and outline our future plans as we continue to increase our profile in the US investment community.

Throughout 2008, we have continued to expand the scope of our operations, establishing a stable base to increase production. As the second largest day-old broiler producer in China, Yuhe’s recent growth is built on ten years of business and breeding acumen in the broiler industry. With 13 separate breeder farms currently under management, up from 10 at the beginning of 2008, we plan to complete one more farm in early 2009, brining our total capacity to 1.15 million sets of parent breeders. By the end of the year 2009, we also expect to grow from two to three hatcheries. At this scale, we will cement our role as one of the largest day-old broiler producers in China.  Our facilities feature state of the art, imported equipment including advanced feeding systems, air filtration systems, and climate controls. This allows us to achieve higher rates of production of superior quality broilers. In fact, on average one hen yields roughly 163 eggs annually with a hatch rate between 95% and 97% and a hatch time of only 45 days, three days less than the industry average. What’s more, our day-old broilers have an industry-leading survivability rate of 98%. This attention to quality has created a strong demand for our products, with Yuhe day -old broilers commanding a price premium of 10% to 15% over competitors.

While our recent expansion has been significant, growth to this degree is necessary to keep pace with China’s demand for broiler meat. China is currently the second largest consumer of broiler meat in the world behind the United States. From 2007 to 2008 alone, China’s aggregate demand for chicken is expected to increase 9% to 12.7 million metric tons. With the per capita consumption rate in China still only a third of the level of developed countries, we see continual room for growth.

In 2009, we plan to focus on our capital construction plan, adding a third hatchery and fourteenth breeder farm. In addition, we are excited about our recent agreement with Shandong Nongbiao Purina in which Nongbiao Purina will construct a feed production facility on a property leased from Yuhe and all the Yuhe feed will be supplied by Purina. Not only will this give us a safe and reliable source of feed for our expanded facility, it will allow us to concentrate on the expansion of the production and sale of day-old breeders. Due to our recent expansion, we are confident that we will be able to achieve our ‘make good’ target of $28.0 million in revenues and $9.0 million in net income for the year ended December 31, 2008. In 2009, we expect that our newly enlarged facilities will enable us to attain $41.0 million in revenues and $13.0 million in net income, or $0.74 per fully diluted share.

While we concentrate on growing our core business, we intend to continue to maintain a strong stream of communication with the investment community. Throughout the past year we have participated in several investment conferences, the most recent of which was hosted by Roth Capital in Las Vegas, Nevada this past November. We have also begun holding regular quarterly earnings calls, provided regular company updates through press releases and have recently re-launched our improved corporate website. In 2009 we expect to increase our road show activities to communicate our story to a wider audience and work towards an upgrade to a senior exchange.

Our next visit to meet with US investors will be at the 21st Annual OC Growth Stock Conference hosted by Roth Capital in Dana Point, CA from February 16-18, 2009. If you would like to meet face to face with Yuhe International Inc’s senior management team surrounding this event, please do not hesitate to contact our outside investor relations firm, CCG, at +1-646-213-1915, or us directly at +86-536-736-3688. In addition, a general overview of our operations, our financials and recent company events is available on our corporate website at www.yuhepoultry.com. On behalf of myself and the management team at Yuhe International Inc., I look forward to sharing the continual growth of our company with the investor community.

Mr. Zhentao Gao
CEO, Yuhe Interational, Inc.

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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